(a)(41)

FORM OF

AMENDMENT NO. __ TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Establishment of New Series

Effective: November 18, 2022

THIS AMENDMENT NO. __ TO THE DECLARATION OF TRUST OF VOYA

SEPARATE PORTFOLIOS TRUST ("VSPT"), a Delaware statutory trust, dated March 2, 2007, as amended (the "Declaration of Trust"), reflects resolutions adopted by the Board of Trustees of VSPT on November 17, 2022, with respect to Voya VACS Series EMHCD Fund and Voya VACS Series SC Fund, each a new series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Section 6 and Article X, Section 1 of VSPT's Declaration of Trust. These resolutions serve to establish and designate two new series of VSPT.

VOYA SEPARATE PORTFOLIOS TRUST

Joanne F. Osberg, Vice President and Secretary of Voya Separate Portfolios Trust

("VSPT"), do hereby certify that the following is a true copy of resolutions duly adopted by the

Board of Trustees of VSPT at a meeting held on November 17, 2022 with regard to the establishment of Voya VACS Series EMHCD Fund and Voya VACS Series SC Fund of VSPT:

RESOLVED, that pursuant to the Declaration of Trust, dated March 2, 2007, as amended (the "VSPT Charter") of Voya Separate Portfolios Trust ("VSPT"), a Delaware statutory trust, including Article III, Section 6 and Article X, Section 1 of the VSPT Charter, the establishment of additional series of VSPT designated as Voya VACS Series EMHCD Fund and Voya VACS Series SC Fund (together, the "Funds"), or substantially similar names, be, and it hereby is, approved;

FURTHER RESOLVED, that pursuant to the VSPT Charter, including Article III, Section 6 and Article X, Section 1, the Board of Trustees of VSPT hereby establishes and designates shares for the Funds (the "Shares");

FURTHER RESOLVED, that VSPT be, and it hereby is, authorized to issue and to sell for cash or securities from time to time an unlimited number of full and/or fractional Shares of beneficial interest of the Funds, such shares to be issued and sold at net asset value per share, and, in the case of fractional shares, at a proportionate reduction in such price, and in accordance with the applicable provisions of the VSPT Charter, the by-laws, the laws of the state of Delaware, and the federal securities laws;

FURTHER RESOLVED, that such shares shall be issued in uncertificated form, unless and to the extent necessary, in the judgment of VSPT's officers, with the advice of VSPT counsel, to conduct the offering and listing of the Shares;

FURTHER RESOLVED, that when so issued and paid for, such shares shall be duly and validly issued, fully paid and non-assessable;

FURTHER RESOLVED, that the Funds shall have the relative rights, preferences and characteristics (including conversion of share classes) specified in the VSPT Charter and registration statement on Form N-1A (as amended from time to time);

FURTHER RESOLVED, that the officers of VSPT be, and each hereby is, authorized, with the advice of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to prepare, execute and deliver an Amendment to the VSPT Charter to establish the Funds, to be effective on a date deemed appropriate by the officers of VSPT; and

FURTHER RESOLVED, that shares of the Funds be qualified or registered for sale in various states and other jurisdictions, that the officers of VSPT be, and each hereby is, authorized to determine the states and other jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of said shares as said officers may deem advisable; and that the officers of VSPT be, and each hereby is, authorized to perform in the name and on behalf of VSPT any and all such acts as such officer may deem necessary or desirable in order to comply with the applicable laws of any such states and jurisdictions.

By: ____________________________

Name: Joanne F. Osberg

Title: Vice President and Secretary

Dated: _________________________